Exhibit 3.3

Articles of Amendment
to
Articles of Incorporation
of

METASWARM, INC.

(Name of corporation as currently filed with the Florida Dept. of State)

P01000000876

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if chanEine):

(Must contain the word "corporation." "company, or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")
(A professional corporation must contain the word "chartered", "professional association," or the abbreviation ''P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Numbers) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article IV

DESIGNATIONS OF SERIES A PREFERRED STOCK

2.  Redemption Provisions. Each share of Series A Preferred Stock shall be redeemable into 375 shares of common stock.

3.  Voting Provisions. Except as otherwise expressly provided or required by law, each share of Series A Preferred Stock shall be entitled to 375 votes per share.

4. Right to Convert. At the option of the holder, each share of Series A Preferred

Stock shall be convertible into 375 fully paid and nonassessable shares of Common Stock.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

(continued)

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The date of each amendment(s) adoption:December 27, 2008

Effective date if applicable:  December 28, 2007
(no more than 90 days after amendment file date)

Adoption of Amend ment(s)           (CHECK ONE)

☒	The amendments was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled N vote separately on the arnendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by ________________________________________________________"
(voting group)

☒	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature:	/s/ Marvin Shannon

 (By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Marvin Shannon
(Typed or printed name of person signing)

CEO
(Title of person Signing)

FILING FEE: $35

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